Pricing Supplement Dated December 7, 1995                       Rule 424 (b) (3)
(To Prospectus dated November 8, 1995 and                      File No. 33-63627
 Prospectus Supplement dated November 8, 1995)

                                 PHH CORPORATION
                                Medium-Term Notes

Principal Amount:              $125,000,000            Trade date:                        December 7, 1995
Currency or Currency  Unit:    U.S. Dollars            Original Issue Date:               December 13, 1995
Issue Price:                   100.00%                 Agent's Discount or Commission:    0.00%
Net Proceeds to Issuer:        $125,000,000            Agent (s):                         CS First Boston Corporation
Maturity Date:                 December 13, 1996       CUSIP Number:                      69332H CZ 7


Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:            [X]  Commercial Paper Rate (30 day H.15, MMY)    [ ] CD Rate
                               [ ]  Federal Funds Effective Rate
                               [ ]  LIBOR     [ ]  Treasury Rate                [ ] Prime Rate    [ ] Other
                                    ( ) Reuters Page:                                                             (see attached)
                                    ( ) Telerate Page:                    .
Spread:                        minus 0.05%


Initial Interest Rate:     To be determined December 11, 1995

Interest Reset Dates:      Monthly, the 3rd Wednesday or next Business Day of
                           each month commencing January 17, 1996

Interest Determination Date:        Two Business Days prior to Reset Date

Interest Payment Dates:    Monthly, the 3rd Wednesday or next Business Day of
                           each month commencing January 17, 1996

Index Maturity:            1 month

Day Count Convention:      [X]  Actual/360               [   ]  Actual/Actual
              [   ]  30/360

Option to Receive Payments in Specified Currency:    [   ]  Yes        [   ]  No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:  %
     Annual Redemption Price Reduction:  % until Redemption Price is 100% of the
                                        Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [   ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [   ]  Certificated

Agent's Capacity: [   ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ]  The Agent proposes to offer the Notes at a fixed initial public
offering price of                   % of Principal          Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price
of   % of Principal Amount.

Other Terms: